Exhibit 10.1

CHANGE IN CONTROL BONUS AGREEMENT

This Change in Control Bonus Agreement (this “Agreement”) is made and entered into as of February 4, 2013 (the “Effective Date”), by and between VirtualScopics, Inc., a Delaware corporation (the “Company”) and Jeff Markin (the “Executive”).

R E C I T A L S

WHEREAS, the Executive is employed as Chief Executive Officer of the Company; and

WHEREAS, the parties are entering into this Agreement to facilitate retention of the Executive and to promote continuity of management by providing the Executive with financial security during times of uncertainty leading up to a possible Change in Control (as defined below).

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

Section 1.                 Change in Control Bonus.

(a)                Payment of Change in Control Bonus. If a Change in Control occurs on or before December 31, 2013 (the “Change in Control Period”) and, subject to Sections 1(b) and (c), provided that the Executive remains in the continuous employment of the Company through the occurrence of such Change in Control, then the Company shall pay the Executive a lump-sum cash payment equal to 25% of the Executive’s annual base salary for the year in which the Change in Control occurs (the “Change in Control Bonus”) within ten days following the occurrence of such Change in Control. The Change in Control Period may be extended by the Compensation Committee (the “Committee”) of the board of directors of the Company (the “Board”) at any time prior to the end of such period.

In the event of (i) the involuntary termination of the Executive’s employment by the Company without Cause or (ii) the voluntary termination of the Executive’s employment (other than pursuant to Section 7(b) of Executive’s employment agreement with the Company, in each case, simultaneous with a Change in Control of the Company, the Executive shall forfeit his or her right to the Change in Control Bonus, and, for the avoidance of doubt, shall continue to be entitled to the compensation and benefits set forth in Section 7(e) of the Executive’s employment agreement with the Company.

(b)               Involuntary Termination without Cause Prior to a Change in Control. In the event of the involuntary termination of the Executive’s employment by the Company without Cause prior to a Change in Control of the Company, the Executive shall be entitled to a Change in Control Bonus upon the occurrence of a Change in Control of the Company within the Change in Control Period.

(i)                 The Change in Control Bonus shall be paid at the same time and in the same form as set forth in Section 1(a). The amount of the Change in Control Bonus shall be equal to the percentage of the Executive’s annual base salary set forth in Section 1(a), provided, however, that the Executive’s annual base salary for the year in which the Executive’s employment is terminated shall be used for purposes of calculating the amount of the Change in Control Bonus.

(ii)               For purposes of this Agreement, “Cause” shall have the same meaning as the term “Cause” or “for Cause” in any employment agreement between the Executive and the Company, or in the absence of such an agreement that contains such a defined term, “Cause” shall mean the occurrence of one or more of the following events: (A) any willful act or failure to act by the Executive that causes material harm to the Company; any fraud by the Executive upon the Company; the conviction of Executive, or the plea of nolo contendere by the Executive, with respect to any felony; for the purposes of this section, any act or failure to act by the Executive which was done or omitted to be done by the Executive in good faith and for a purpose which the Executive reasonably believed to be in the best interests of the Company shall not be considered to have been willful; or (B) the Executive’s chronic alcoholism or other form of chemical addiction that is not cured by the Executive within 90 days after receipt by the Executive of written notice from the Board of its determination that a condition exists which must be cured; or (C) the Executive’s unethical behavior, dishonesty, moral turpitudes which has caused a material harm or injury to the business, operations or financial condition of the Company.

(c)                Involuntary Termination for Cause or Voluntary Termination for any Reason Prior to a Change in Control. In the event of the involuntary termination of the Executive’s employment by the Company for Cause, or the voluntary termination of employment by the Executive for any reason, in each case, prior to a Change in Control of the Company, then the Executive shall immediately forfeit his or her right to the Change in Control Bonus, and no Change in Control Bonus shall be paid to the Executive upon any Change in Control of the Company occurring after the date of termination.

(d)               Change in Control of the Company. A “Change in Control of the Company” means the first occurrence of any of the following:

(i)                 Any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors;

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(ii)               The Company merges or consolidates with another corporation (other than a majority-controlled subsidiary of the Company) unless the Company’s stockholders immediately before the merger or consolidation are to own at least 50% of the combined voting power of the resulting entity’s voting securities entitled generally to vote for the election of directors;

(iii)             The Company sells or otherwise disposes of all or substantially all of the business or assets of the Company; or

(iv)             Individuals who, as of the Effective Date, constitute the members of the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of the Company (the “Board”), provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders is approved by a vote of at least a majority of directors then constituting the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board (excluding, however, for this purpose any Board member whose initial assumption as a member of the Board occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person or persons other than the Incumbent Board).

A Change in Control shall be deemed to occur: (A) with respect to a Change in Control pursuant to Section 1(d)(i), on the date any person or group first becomes the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors, (B) with respect to a Change in Control pursuant to Section 1(d)(ii) or (iii), on the date the applicable transaction closes, or (C) with respect to a Change in Control pursuant to Section 1(d)(iv), on the date members of the Incumbent Board first cease to constitute at least a majority of Board.

Section 2.                 Sections 280G and 4999 of the Code. In the event that the Executive becomes entitled to any payment or benefit under this Agreement (such benefits together with any other payments or benefits payable to the Executive under any other agreement with the Executive, or plan or policy of the Company, are referred to in the aggregate as the “Total Payments”), if all or any part of the Total Payments will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and all regulations, interpretations and administrative guidance issued thereunder (the “Code”), or any similar tax that may hereafter be imposed (the “Excise Tax”), then:

(a)                Within 30 days following an event entitling the Executive to a payment under this Agreement, the Company will notify the Executive in writing: (i) whether the payments and benefits under this Agreement, when added to any other payments and benefits making up the Total Payments, exceed an amount equal to 299% of the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code (the “299% Amount”); and (ii) the amount that is equal to the 299% Amount.

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(b)               The payments and benefits under this Agreement shall be reduced such that the Total Payments do not exceed the 299% Amount, so that no portion of the payments and benefits under this Agreement will be subject to the Excise Tax. Any payment or benefit so reduced will be permanently forfeited and will not be paid to the Executive.

(c)                The calculation of the 299% Amount and the determination of how much the Executive’s payments and benefits must be reduced in order to avoid application of the Excise Tax will be made by the Company public accounting firm prior to the Executive’s termination of employment, which firm must be reasonably acceptable to the Executive (the “Accounting Firm”). The Company will cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Executive. Notice must be given to the Accounting Firm within 15 business days after an event entitling the Executive to a payment under this Agreement. All fees and expenses of the Accounting Firm will be borne solely by the Company.

(d)               For purposes of making the reduction of amounts payable under this Agreement, such amounts will be eliminated in compliance with the requirements of Section 409A of the Code and in the following order: (1) any cash compensation, (2) any health or welfare benefits, and (3) any equity compensation. Reductions of such amounts will take place in the chronological order with respect to which such amounts would be paid from the date of the event entitling the Executive to a payment under this Agreement absent any acceleration of payment.

Section 3.                 Administration. The Compensation Committee shall administer this Agreement. Except as otherwise specifically provided herein, the Committee shall have the sole responsibility for and the sole control of the operation and administration of this Agreement, and shall have the sole power, authority and discretion to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate this Agreement. All decisions and interpretations of the Committee are final and binding on the Executive. In the administration of the Plan, the Committee may, to the maximum extent permitted by law, engage agents and delegate to them such duties as it sees fit. No director, officer, agent or employee of the Company shall be liable to the Executive for any action taken or omitted in connection with the interpretation and administration of this Agreement.

Section 4.                 Miscellaneous.

(a)                Entire Agreement. This Agreement constitutes the whole agreement between the parties relating to the subject matter hereof and supersedes any prior agreements or understandings related to such subject matter. This Agreement may not be amended without the prior written consent of the Company and the Executive.

(b)               Section 409A. It is intended that this Agreement (including all amendments thereto) and the compensation provided hereunder complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. This Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent.

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(c)                No Right to Continued Employment or Service. This Agreement shall not give the Executive the right to remain in the employment or service of the Company. The Company reserves the right to terminate the employment or service of the Executive at any time, for any reason (or no reason).

(d)               Withholding. The Company shall have the right to withhold from any amount payable under this Agreement any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(e)                Construction. If any provision of this Agreement is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Agreement, but shall be fully severable, and this Agreement shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of this Agreement, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Sections and subsections herein are inserted only for convenience of reference and are not to be considered in the construction of this Agreement.

(f)                Nontransferability. No amount payable to the Executive under this Agreement will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. This Agreement is binding upon the Executive and his personal representatives, but neither this Agreement nor any obligations or benefits under this Agreement may be assigned by the Executive.

(g)               Confidentiality. Payment of the Change in Control Bonus is contingent upon the Executive’s compliance, during the period prior to a Change in Control, with all confidentiality requirements, provisions or agreements related to any and all proposed Change in Control transactions, as determined by the Committee in its sole discretion.

(h)               Governing Law, Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of New York without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of New York, county of Monroe. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(i)                 Expiration. Other than Section 2 of this Agreement, this Agreement shall expire on the earlier of the last day of the Change in Control Period or the date that the Change in Control Bonus is paid.

(signature page immediately follows)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

VIRTUALSCOPICS, INC.		EXECUTIVE

By:	/s/ Terence A. Walts	By:	/s/ Jeff Markin

Terence A. Walts Chairman of the Compensation Committee of the Board of Directors of VirtualScopics, Inc.		Jeff Markin President and CEO

Date:	February 4, 2013	Date:	February 4, 2013